As Filed With The Securities And Exchange Commission on October 5, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	95-4661210
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 North Marengo Avenue

Pasadena, California 91101

(626) 229-9191

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

GUIDANCE SOFTWARE, INC.

SECOND AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Copies to:

Victor Limongelli Guidance Software, Inc. President and Chief Executive Officer 215 North Marengo Avenue Pasadena, CA 91101 (626) 229-9191	Julian T. H. Kleindorfer, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 (213) 485-1234
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of RegistrationFee
Common Stock, $0.001 par value per share	2,500,000(1)	$11.49(2)	$28,725,000(2)	$3,918.09

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional and indeterminate number of shares of common stock as may become issuable upon any stock split, stock dividend, recapitalization or similar transaction with respect to the shares being registered hereunder.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $11.49 per share represents the average of the high and low prices of our common stock as reported on the NASDAQ Global Market on October 3, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 16, 2012;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 15, 2012;

(c) The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the Commission on August 3, 2012;

(d) The Company’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the Commission on February 8, February 22, 2012; May 7, 2012; May 11, 2012; July 9, 2012; July 17, 2012; and July 27, 2012; and

(d) The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 7, 2006 (File No. 001-33197), including any subsequently filed amendments and reports updating that description.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director’s breach of fiduciary duty other than liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the Delaware General Corporation Law, our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the Delaware General Corporation Law. We have also obtained additional liability insurance for our directors and officers.

Our bylaws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents. We currently have indemnification agreements with our directors and executive officers under California and Delaware law, which are designed to give such directors and executive officers additional contractual assurances regarding the scope of indemnification set forth in our certificate of incorporation and our bylaws and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such directors and executive officers against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

At present, there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits on page S-3.

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Item 9.	Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Guidance Software, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Pasadena, State of California, USA on October 5, 2012.

GUIDANCE SOFTWARE, INC.

By:	/s/ Victor Limongelli
Victor Limongelli,
President, Chief Executive Officer and Director

By:	/s/ Barry Plaga
Barry Plaga,
Chief Financial Officer

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POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Victor Limongelli and Barry Plaga as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 5, 2012.

Signature	Title

/S/ VICTOR LIMONGELLI	President, Chief Executive Officer and Director (Principal Executive Officer)
Victor Limongelli

/S/ BARRY PLAGA	Chief Financial Officer (Principal Financial and Accounting Officer)
Barry Plaga

/S/ SHAWN MCCREIGHT	Chairman, Chief Technology Officer and Director
Shawn McCreight

/S/ JEFF LAWRENCE	Director
Jeff Lawrence

/S/ KATHLEEN O’NEIL	Director
Kathleen O’Neil

/S/ STEPHEN RICHARDS	Director
Stephen Richards

/S/ ROBERT G. VAN SCHOONENBERG	Director
Robert G. van Schoonenberg

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INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Latham & Watkins LLP.

10.1	Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan (incorporated herein by reference to Guidance Software, Inc.’s Definitive Proxy Statement dated March 19, 2010 and filed with the Securities and Exchange Commission on March 30, 2010).

10.2	First Amendment to Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan (incorporated herein by reference to Guidance Software, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and filed with the Securities and Exchange Commission on May 4, 2010).

10.3	Second Amendment to Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement dated March 23, 2012 and filed with the Securities and Exchange Commission on March 23, 2012).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in page S-2).

*	Filed herewith.

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